Exhibit 99.1

Contact:	Andy Albert/John Patenaude	Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	847-318-1710/603-880-2145	212-687-8080
NASHUA REPORTS FIRST QUARTER 2006 RESULTS
NASHUA, N.H., April 27, 2006 — Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels and thermal specialty papers, today announced financial results for the first quarter ended March 31, 2006.
Net sales for the first quarter of 2006 were $64.8 million, compared to $67.6 million for the first quarter of 2005. Gross margin for the first quarter of 2006 was $9.8 million, or 15.1%, compared to $10.4 million, or 15.5%, for the first quarter of 2005. Nashua reported a pre-tax loss from continuing operations of $0.9 million in the first quarter of 2006 compared to a pre-tax loss from continuing operations of $0.7 million in the first quarter of 2005. The net loss from continuing operations was $0.6 million, or $0.09 per share, for the first quarter of 2006, compared to a net loss of $0.4 million, or $0.07 per share, for the first quarter of 2005. Net income from discontinued operations was $1.0 million for the first quarter of 2006 compared to a net loss of $1.2 million for the first quarter of 2005. Net income for the first quarter of 2006 was $0.4 million, or $0.07 per share, compared to a net loss $1.6 million, or $0.27 per share, for the first quarter of 2005.
Pre-tax income from continuing operations in the first quarter of 2006 included severance cost of $0.7 million. The severance was comprised of personnel reductions due to the Label Products segment plant consolidation project, exit of the coated carbonless product line and a reduction in workforce in the dot matrix ribbon distribution product line in the Specialty Paper Products segment. In addition, the first quarter results reflect incremental pension cost of $0.5 million related to the application of a lower discount rate (5.5%) and updated mortality tables in the computation of pension expense as of December 31, 2005, as prescribed under accounting guidelines. Pre-tax income from continuing operations for the first quarter of 2005 included a $0.6 million charge for severance related to corporate and Specialty Paper Products segment headcount reductions.
Discontinued operations net income of $1.0 million in the first quarter of 2006 included $0.7 million of income from the toner and developer business operations and asset sale, and a gain of $0.3 million related to the liquidation of an inactive foreign subsidiary. Discontinued operations for the first quarter of 2005 included the loss of $1.2 million from operations of the toner and developer business, including severance and pension curtailment cost associated with the exit of the business.
Andrew Albert, Chairman, President and Chief Executive Officer of Nashua Corporation said, “While we continue to make good progress aligning our business with demand and with our program to generate cash, top line growth and margin improvement in the Label and Specialty Paper segments did not meet our expectations. Margins, while relatively flat on a percentage basis, were also negatively impacted by the severance and pension expenses. Management is focused on top line sales momentum and margin improvement as the critical operating objectives for the remainder of 2006.”

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Albert continued, “Nashua’s strategy to exit lower margin or mature businesses on a cash-generating basis is on target. We ceased the manufacture of toner and developer in March 2006, have sold certain intellectual property and fixed assets to Katun Corporation and expect to complete the sale of the remaining machinery and equipment in the second quarter. Excluding future royalties from intellectual property, the toner liquidation should net between $4 million and $5 million. The Nashua real estate is under contract for $2 million and is expected to close in 2006, and the 43-acre, two-building Merrimack campus and Omaha real estate are being actively marketed.”
Business Segment Highlights
Nashua’s Label segment, which prints and converts product for the grocery, food service, retail, transportation, entertainment and general industrial markets, reported net sales for the first quarter of 2006 of $26.3 million, gross margin of $3.4 million, or 12.8%, and pre-tax income of $0.5 million. Net sales for the first quarter of 2005 were $26.3 million, gross margin was $3.7 million, or 14.1%, and pre-tax income was $1.2 million.
Albert stated, “Sales in the Label Products segment were flat year over year. Margins were negatively impacted by severance, plant shut down costs related to the plant consolidation project and by incremental pension cost, which in the aggregate totaled more than $500,000.
“As part of our overall plan to streamline operations and enhance customer service, we announced a plan to close our St. Louis plant by mid-summer, and consolidate Label Products manufacturing in Tennessee, Nebraska and Florida. As part of this plan, we recently executed a five-year lease for a 42,000 square-foot facility in Jacksonville, Florida, which will replace our existing facility in St. Augustine, Florida. We believe our three-facility Label Product manufacturing operation will provide the flexibility and efficiency needed to respond to the growth opportunities we see for our label business. In addition, we expect that our plant consolidation project will achieve savings of more than $1 million in 2007.”
Nashua’s Specialty Paper segment, which includes the paper coating and converting businesses, is the Company’s largest business segment. The Specialty Paper Products segment reported net sales for the first quarter of 2006 of $39.3 million, gross margin of $6.3 million, or 16.0%, and pre-tax income of $0.5 million. Net sales in the first quarter of 2005 were $42.2 million, gross margin was $6.7 million or 15.8%, and pre-tax income was $0.2 million.
Albert stated, “Sales in the Specialty Paper segment declined due to lower thermal label face-sheet products and point of sale products. Sales and margins were also negatively impacted by the exit of the coated carbonless product line, as well as by incremental pension cost, which together totaled over $425,000. While sales were slightly lower than a year ago, margins in the converting portion of the Specialty Paper Products segment outperformed last year’s results on a percentage basis, and helped increase margins for the entire segment.
“We continue to deliver growth in the wide format product line in this segment, and expect to expand our manufacturing operations by the beginning of the third quarter,” said Albert. “In addition, we are introducing an expanded color graphics line during the second quarter that will enhance our value added offering in a growth segment of the wide format market.”

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Mr. Albert continued, “As we announced on March 15, Tom Brooker will join Nashua as CEO and President on May 4. Tom is an outstanding executive whose 25 years of direct experience enables him to know our industry extremely well. In particular, his expertise in sales and marketing will help Nashua leverage the significant progress that’s been made in recent years to make the Company leaner, more focused and better positioned to pursue higher-margin business opportunities. I’m looking forward to Tom joining the great Nashua team and to working with him in my capacity as Chairman.”
Use of Non-GAAP Measures
EBITDA is presented as supplemental information that management of Nashua believes may be useful to some investors in evaluating the Company because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.
About Nashua
Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, colored copier papers, bond, point of sale, ATM and wide-format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including earnings, revenue and profitability projections. When used in this press release, the words “should,” “will,” “expects,” “anticipates,” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the impairment of goodwill, the settlement of various tax issues, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

First Quarter 2006 Earnings Results
NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

	(Unaudited)
Periods ended March 31 and April 1, respectively	Three Months
In thousands, except per share amounts	2006	2005

Net sales	$64,811	$67,646
Cost of products sold	55,023	57,198

Gross margin	$9,788	$10,448
Gross margin %	15.1%	15.5%

Selling, distribution and administrative expenses	10,576	10,781
Research and development expenses	201	237
Loss from equity investment	14	—
Interest expense, net	307	409
Other income (2)	(362)	(292)

Loss from continuing operations before income taxes	(948)	(687)

Income tax benefit	385	265

Loss from continuing operations	(563)	(422)

Income (loss) from discontinued operations, net of taxes(1)	1,004	(1,198)

Net income (loss)	$441	$(1,620)

Earnings per share:
Loss from continuing operations	$(0.09)	$(0.07)

Income (loss) from discontinued operations	0.16	(0.20)

Net income (loss) per common share	$0.07	$(0.27)

Average common shares	6,123	6,079

Loss per common share from continuing operations assuming dilution	$(0.09)	$(0.07)

Income (loss) per common share from discontinued operations assuming dilution	0.16	(0.20)

Net income (loss) per common share assuming dilution	$0.07	$(0.27)

Average common and potential common shares	6,123	6,079

(1) Income from discontinued operations for the three months ended March 31, 2006 includes the results of our Toner and Developer business which we exited effective March 31, 2006 and income from the liquidation of our Photo UK entity, Loss from discontinued operations for the three months ended April 1, 2005 represents the results of our Toner & Developer business.
(2) Other income for the three months ended March 31, 2006 and April 1, 2005 represents income from the rental of unused warehouse space at our New Hampshire facilities.

First Quarter 2006 Earnings Results
NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31	December 31
Dollars in thousands	2006	2005

Assets
Cash and cash equivalents	$720	$653
Accounts receivable	32,118	33,922
Inventories	22,319	22,284
Other current assets	3,650	2,980

Total current assets	58,807	59,839

Plant and equipment, net	33,337	36,462
Assets held for sale	754	—
Goodwill, net of amortization	31,516	31,516
Intangibles, net of amortization	1,659	1,773
Other assets	16,415	15,329

Total assets	$142,488	$144,919

Liabilities and Shareholders’ Equity
Accounts payable	$14,762	$14,992
Accrued expenses	8,424	8,965
Current maturities of long-term debt	—	3,500
Current maturities of notes payable	83	333

Total current liabilities	23,269	27,790

Long-term debt	26,350	25,250
Notes payable	348	368
Other long-term liabilities	38,300	37,777

Total long-term liabilities	64,998	63,395

Common stock and additional capital	22,069	22,023
Retained earnings	58,301	57,860
Accumulated other comprehensive loss:
Minimum pension liability adjustment(a)	(26,149)	(26,149)

Total shareholders’ equity	54,221	53,734

Total liabilities and shareholders’ equity	$142,488	$144,919

(a) Our minimum pension liability adjustment represents an increase in our minimum pension liability resulting from a decline in the fair market values of equities held by company-sponsored pension plans.

First Quarter 2006 Earnings Results
NASHUA CORPORATION
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	(Unaudited)
Periods ended March 31 and April 1, respectively	Three Months
In thousands	2006	2005

Loss from continuing operations	$(563)	$(422)
Add back:
Interest expense, net	307	409
Income tax benefit	(385)	(265)
Depreciation on fixed assets	1,407	1,594
Amortization of intangible assets	163	114

Earnings from continuing operations before interest, taxes, depreciation and amortization	$929	$1,430

First Quarter 2006 Earnings Results
NASHUA CORPORATION SELECTED FINANCIAL DATA FROM
CONTINUING OPERATIONS

Periods ended March 31 and April 1, respectively	Three Months
Dollars in thousands (Unaudited)	2006	2005

NET SALES
Label Products	$26,282	$26,328
Specialty Paper Products	39,287	42,226
All Other	661	343

Reconciling Items:
Eliminations	(1,419)	(1,251)

Net sales	$64,811	$67,646

PRETAX LOSS

Label Products	$473	$1,163
Specialty Paper Products	543	239
All Other	137	37

Reconciling Items:
Unallocated corporate expenses	(1,794)	(1,717)
Interest expense, net	(307)	(409)

Total pretax loss	$(948)	$(687)

DEPRECIATION AND AMORTIZATION

Label Products	$717	$659
Specialty Paper Products	757	934
Reconciling Item:
Corporate	96	115

Total depreciation and amortization	$1,570	$1,708

INVESTMENT IN PLANT AND EQUIPMENT

Label Products	$180	$485
Specialty Paper Products	474	971
Reconciling Item:
Corporate	12	17

Total investment in plant and equipment	$666	$1,473

PENSION EXPENSE

Label Products	$352	$161
Specialty Paper Products	243	138
Reconciling Item:
Corporate	222	45

Total pension expense	$817	$344